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Contacts:

Investors: Carol Hausner Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (617) 995-2500 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

sanofi-aventis Licenses Broader Access to

ImmunoGen’s Antibody Humanization Technology

CAMBRIDGE, MA, October 18, 2006 - ImmunoGen, Inc. (Nasdaq: IMGN) today announced that sanofi-aventis has licensed non-exclusive rights to use ImmunoGen’s proprietary resurfacing technology to humanize antibodies.

“We’re delighted that sanofi-aventis has moved to secure their access to our humanization technology,” commented Mitchel Sayare, Chairman and CEO. “As part of the research, development, and commercialization agreement established with us in 2003, sanofi-aventis gained rights to use our resurfacing technology to humanize the antibodies in the anticancer compounds included in the collaboration. The agreement announced today enables sanofi-aventis to now be able to use this technology to humanize antibodies being developed for non-oncology applications and to continue to use it with oncology antibodies after the expiration of our research collaboration.”

The agreement announced today provides sanofi-aventis with the non-exclusive right to use ImmunoGen’s proprietary humanization technology through August 31, 2011, and this right can be extended thereafter. ImmunoGen will receive a $1 million license fee, of which half is due upon contract signing, and is entitled to receive milestone payments potentially totaling $4.5 million plus royalties on sales for each compound humanized under this agreement.

About ImmunoGen’s Humanization Technology
ImmunoGen’s proprietary resurfacing technology was developed to enable antibodies initially of murine origin to appear human to the human immune system. The patented technology involves substitution of those amino acids on the surface of a murine antibody that would trigger a foreign-body response with alternative amino acids that allow the antibody to remain undetected by the immune system. ImmunoGen’s resurfacing technology has been used in a number of antibody-based anticancer compounds created by the Company, including cantuzumab mertansine, huC242-DM4, AVE9633 and AVE1642.

About ImmunoGen, Inc.
ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Five anticancer compounds are in clinical testing through ImmunoGen and the Company’s Collaborators - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor, Genentech, Millennium Pharmaceuticals, Inc., and sanofi-aventis have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with sanofi-aventis.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of collaboration products, as well as the Company’s development of its own products. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission.

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